UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported):   March 30, 2007

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11655 (Commission File Number)	22-2748248 (I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 30, 2007, the board of directors of HearUSA, Inc. (the “Company”) determined that its consolidated financial statements for the years ended December 25, 2004 and December 31, 2005 should no longer be relied upon because of errors relating to the accounting treatment and disclosures of the recognition of deductible temporary differences and net operating loss carryforwards which were originally established in July of 2002 when the Company acquired Helix Hearing Care of America Corp. (“Helix”). The deferred tax assets resulting from these temporary differences and net operating loss carryforwards at the time of the acquisition were reduced by an equivalent valuation allowance and consequently increased the amount of goodwill recorded at that time. However, the Company should have also recorded a deferred tax liability related to the excess of trademark book value over tax value, which would have increased the goodwill by the same amount.

Also, under generally accepted accounting principles, the subsequent recognition of the tax benefits for deductible temporary differences and net operating loss carryforwards should first reduce the remaining balance of goodwill related to the acquisition then other noncurrent intangible assets related to that acquisition and then income tax expense. The error occurred first in 2004 when the Company recognized the tax benefits for those items by reducing the valuation allowance and then reducing its income tax expense instead of first reducing goodwill. The same error occurred in 2005. The Company discovered these errors in the preparation of its financial statements for the year ended December 30, 2006. The Company will restate its fiscal 2004 and 2005 financial statements to correct these errors. These non-cash adjustments will not have any impact on previously reported revenue, operating income, loss from continuing operations before taxes or net cash flows.

The Company expects to report the restated financial results promptly. Until such time, the financial statements for the fiscal years ended December 25, 2004 and December 31, 2005 should not be relied upon.

The Audit Committee, the full Board of Directors and the authorized officers of the Company have discussed with the Company’s independent registered accounting firm the matters disclosed in this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: March 30, 2007	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: President & Chief Executive Officer